THE VIRTUS FUNDS

                       INVESTMENT ADVISORY CONTRACT

     This Contract is made between Virtus Capital Management, Inc., a Maryland Corporation having its principal place of business in Richmond, Virginia (the "Adviser"), and The Virtus Funds, a Massachusetts business trust having its principal place of business in Pittsburgh, Pennsylvania (the "Trust").

    WHEREAS, the Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940 (the "Act") and is registered as such with the Securities and Exchange Commission; and

    WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. The Trust hereby appoints Adviser as Investment Adviser for each of the portfolios ("Funds") of the Trust, which may be offered in one or more classes of shares ("Classes"), on whose behalf the Trust executes an exhibit to this Contract, and Adviser, by its execution of each such exhibit, accepts the appointments. Subject to the direction of the Trustees of the Trust, Adviser shall provide investment research and supervision of the investments of each of the Funds and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund's assets.

     2. Adviser, in its supervision of the investments of each of the Fund will be guided by each of the Fund's fundamental investment policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission.

     3. The Trust shall pay or cause to be paid, on behalf of each Fund or Class, all of the Fund's or Classes' expenses and the Fund's or Classes' allocable share of Trust expenses.

     4. The Trust, on behalf of each of the Funds shall pay to Adviser, for all services rendered to such Fund by Adviser hereunder, the fees set forth in the exhibits attached hereto.

     5. The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation to the extent that any Fund's expenses exceed such lower expense limitation as the Adviser may, by notice to the Trust, voluntarily declare to be effective. Furthermore, the Adviser may, if it deems appropriate, assume expenses of one or more Fund or Class to the extent that any Fund's or Classes' expenses exceed such lower expense limitation as the Adviser may, by notice to the Trust, voluntarily declare to be effective.

     6. This Contract shall begin for each Fund on the date that the Trust executes an exhibit to this Contract relating to such Fund. This Contract shall remain in effect for each Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund.

     7. Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of that Fund, as defined in Section 2(a)(42) of the Act on sixty (60) days' written notice to Adviser.

     8. This Contract may not be assigned by Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

     9. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding or sale of any security.

     10. This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust), cast in person at a meeting called for that purpose, and on behalf of a Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the Act.

     11. Adviser is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Declaration of Trust and agrees that the obligations pursuant to this Contract of a particular Fund and of the Trust with respect to that particular Fund be limited solely to the assets of that particular Fund, and Adviser shall not seek satisfaction of any such obligation from the assets of any other Fund, the shareholders of any Fund, the Trustees, officers, employees or agents of the Trust, or any of them.

     12. This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     13. This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.


                                 EXHIBIT A

                    THE U.S. GOVERNMENT SECURITIES FUND
                              THE STOCK FUND
                     THE VIRGINIA MUNICIPAL BOND FUND
                     THE MARYLAND MUNICIPAL BOND FUND
                      THE TREASURY MONEY MARKET FUND
                           THE MONEY MARKET FUND
                      THE TAX-FREE MONEY MARKET FUND
                         THE STRATEGIC STOCK FUND

       Name of Fund                     Percentage of Net Assets
       The U.S. Government Securities Fund .75 of 1%
       The Stock Fund                      .75 of 1%
       The Virginia Municipal Bond Fund    .75 of 1%
       The Maryland Municipal Bond Fund    .75 of 1%
       The Treasury Money Market Fund      .50 of 1%
       The Money Market Fund               .50 of 1%
       The Tax-Free Money Market Fund      .50 of 1%
       The Strategic Stock Fund                   1.00%

     For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to the following percentage (the "applicable percentage") of the average daily net assets of each Fund.

     The fee shall be accrued daily at the rate of 1/365th of the applicable percentage applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this 1st day of March, 1995.

Attest:                         VIRTUS CAPITAL MANAGEMENT, INC.



/s/  Josie C. Rosson               By:   /s/  Garry M. Allen
     Secretary                     President


Attest:

                              THE VIRTUS FUNDS



/s/  S. Elliott Cohan              By:  /s/  John W. McGonigle
Assistant Secretary                Vice President